Primo Water Announces Appointment of New Independent Board Member

WINSTON-SALEM, N.C., March 6, 2014 -- Primo Water Corporation (Nasdaq:PRMW), a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers, today announced the appointment of Susan E. Cates to the Board of Directors effective March 4, 2014.

Cates is the President of Executive Development at the University of North Carolina at Chapel Hill's Kenan-Flagler Business School, in addition to serving as Executive Director of MBA@UNC. Prior to joining UNC in 2008, Cates was a partner with Best Associates, a private equity firm with investments primarily in the education sector, based in Dallas. Her work involved projects in Brazil, China, Colombia and the United States.

Prior to joining Best Associates in 2004, Cates was part of the founding team of ThinkEquity Partners, where she headed the education investment banking practice with responsibility for business development, client relationships and deal execution. She was a principal of the boutique investment bank in New York, which she co-founded with former colleagues from Merrill Lynch & Co. She previously worked in investment banking at Merrill Lynch in New York, as well as in corporate lending at Wachovia Bank in Atlanta.

"We are excited to announce the appointment of Susan to our Board.  Her extensive leadership and financial experience will enable her to make meaningful contributions to the Board," commented Billy D. Prim, Primo's Chairman and CEO. "Susan has a strong understanding of business development that will also help Primo as we continue to execute on our strategic initiatives and implement our growth strategy."

Cates' appointment will increase the size of the Board from five to six members.

About Primo Water Corporation

Primo Water Corporation (Nasdaq:PRMW) is a leading provider of multi-gallon purified bottled water, self-serve filtered drinking water and water dispensers sold through major retailers throughout the United States and Canada. Learn more about Primo Water at www.primowater.com.

Contact:
Primo Water Corporation
Mark Castaneda, Chief Financial Officer
(336) 331-4000

ICR Inc.
John Mills
Katie Turner
(646) 277-1228